                                                                                                                Exhibit 5.1

May 23, 2014

Macy’s, Inc.
Macy’s Retail Holdings, Inc.
7 West Seventh Street
Cincinnati, Ohio  45202

Re:       $500,000,000 Aggregate Principal Amount of
3.625% Senior Notes due 2024 of Macy’s Retail Holdings, Inc.

Ladies and Gentlemen:

We are acting as counsel for Macy’s Retail Holdings, Inc., a New York corporation (“Macy’s Holdings”), in connection with the issuance and sale of $500,000,000 in aggregate principal amount of 3.625% senior notes due 2024 of Macy’s Holdings (the “Notes”), which are fully and unconditionally guaranteed (the “Guarantee”) by Macy’s, Inc., a Delaware corporation (“Macy’s”), pursuant to the Underwriting Agreement, dated as of May 20, 2014 (the “Underwriting Agreement”), entered into by and among Macy’s Holdings, Macy’s and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as representatives of the several underwriters named therein.  The Notes are being issued under an indenture (the “Base Indenture”), by and among the Company, the Guarantor and The Bank of New York Mellon Trust Company, as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Trust Indenture (together with the Base Indenture, the “Indenture”), by and among the Company, the Guarantor and the Trustee.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.  Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.                  The Notes constitute valid and binding obligations of Macy’s Holdings.

2.                  The Guarantee constitutes a valid and binding obligation of Macy’s.

For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations or judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement on Form S-3, as amended (Reg. No. 333-185321) (the “Registration Statement”), filed by Macy’s and Macy’s Holdings to effect the registration of the Notes and the Guarantee under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day